   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1996

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         SUNSTONE HOTEL INVESTORS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     MARYLAND                                           52-1891908
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR          (I.R.S. EMPLOYER IDENTIFICATION NO.)
                   ORGANIZATION)

                            ------------------------

                       115 CALLE DE INDUSTRIAS, SUITE 201
                         SAN CLEMENTE, CALIFORNIA 92672
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ROBERT A. ALTER
                         SUNSTONE HOTEL INVESTORS, INC.
                       115 CALLE DE INDUSTRIAS, SUITE 201
                         SAN CLEMENTE, CALIFORNIA 92672
                                 (714) 361-3900
               (NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS)
                            ------------------------

                                   Copies to:

                              ROGER M. COHEN, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                        4675 MACARTHUR COURT, SUITE 1000
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 752-7535
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

                                                                       PROPOSED MAXIMUM
                                                                          AGGREGATE          AMOUNT
                  TITLE OF EACH CLASS OF SECURITIES                        OFFERING     OF REGISTRATION
                           TO BE REGISTERED                                PRICE(1)           FEE
--------------------------------------------------------------------------------------------------------
Shares of Common Stock, $0.01 par value...............................
Shares of Preferred Stock, $0.01 par value............................
Warrants to purchase shares of Common Stock or Preferred Stock........
          Total.......................................................   $200,000,000      $60,606.06
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(o).
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED NOVEMBER  , 1996

PROSPECTUS

                                  $200,000,000

                        SUNSTONE HOTEL INVESTORS, INC.
                                    [LOGO]

                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS
                            ------------------------

     Sunstone Hotel Investors, Inc. ("Sunstone" or the "Company") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.01 per share (the "Common Stock"), (ii) shares of its preferred stock, par value $0.01 per share (the "Preferred Stock"), and (iii) warrants to purchase Preferred Stock or Common Stock (the "Warrants") in amounts, at prices and on terms to be determined at the time of offering, with an aggregate public offering price of up to $200,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to the Prospectus (each a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, the specific title and stated value and any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; and (iii) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
  HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
       ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO
              THE CONTRARY IS UNLAWFUL

                            ------------------------

                 The date of this Prospectus is        , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Corp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as the Company, and the address is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"), and reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Offered Securities. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits. For further information concerning the Company and the Offered Securities, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be obtained as described above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which have been filed with the Commission, are hereby incorporated by reference:

          1. Annual Report (i) on Form 10-K of the Company for the fiscal year ended December 31, 1995; and (ii) on Form 10-K/A filed with the Commission on October 11, 1996;

          2. Quarterly Reports (i) on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (ii) on Form 10-Q/A for the quarter ended March 31, 1996 filed with the Commission on May 21, 1996 and June 27, 1996;

          3. Current Reports (i) on Form 8-K filed with the Commission on February 20, 1996, July 13, 1996, August 28, 1996, and November 12, 1996;
     and (ii) on Form 8-K/A filed with the Commission on April 19, 1996 and August 28, 1996;

          4. The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, filed with the Commission on June 26, 1995; and on Form 8-A/A, filed with the Commission on July 17, 1996.

     In addition, all reports and other documents subsequently filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents," provided however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the filing of the Company's next Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to Sunstone Hotel Investors, Inc., 115 Calle de Industrias, Suite 201, San Clemente, California 92672, Attention: Secretary (telephone: (714) 361-3900).

                                  THE COMPANY

     The Company, a Maryland corporation, is a self-administered real estate investment trust ("REIT") that owns mid-priced and upscale hotels in the western United States through Sunstone Hotel Investors, L.P., a Delaware limited partnership (the "Partnership") of which the Company is the sole general partner. The hotels operate under nationally recognized franchises, including Courtyard by Marriott, Doubletree Hotel, Hampton Inn, Holiday Inn, Holiday Inn Hotel & Suites, Holiday Inn Express, Holiday Inn Select, Comfort Suites and Residence Inn. As of October 31, 1996, the Company owned an approximately 83.5% partnership interest in the Partnership and the Partnership owned 23 hotels, with an aggregate of 3,139 rooms in seven states, including Arizona (4 hotels), California (5), Colorado (6), New Mexico (1), Utah (2), Oregon (2), and Washington (3).

     In order for the Company to qualify as a REIT under Federal income tax law, neither the Company nor the Partnership can operate hotels. Therefore, the Partnership leases the hotels to Sunstone Hotel Properties, Inc., a Colorado corporation (the "Lessee") pursuant to percentage leases with an initial term of ten years, which provide for rent payments based principally on a percentage of room revenues at the hotels. The Lessee pays the franchise fees, management fees and certain other operating expenses of the hotels. The Lessee is owned by Robert A. Alter, Chairman and President of the Company, and Charles L. Biederman, director and Executive Vice President of the Company. The hotels are managed by Sunstone Hotel Management, Inc., a Colorado corporation (the "Management Company") pursuant to a management agreement between the Lessee and the Management Company for a fee equal to 2% of gross revenues of the hotels (plus reimbursement of accounting costs). The Management Company is wholly owned by Mr. Alter.

     The Company's principal executive office is located at 115 Calle de Industrias, Suite 201, San Clemente, California 92672; telephone number (714) 361-3900.

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol "SSI."

                                USE OF PROCEEDS

     The Company intends to invest the net proceeds of any sale of the Offered Securities in the Partnership in exchange for an additional ownership interest in the Partnership. Unless otherwise indicated in the applicable Prospectus Supplement, the Partnership intends to use such net proceeds for general corporate purposes including, without limitation, the acquisition and development of additional hotels, the maintenance and renovation of currently owned hotels, and the repayment of debt. Pending application of the net proceeds, they may be invested in interest-bearing accounts and short-term, interest-bearing securities, in a manner consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, governmental and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     The following summary description of Common Stock and Preferred Stock of the Company is subject to and qualified in its entirety by reference to Maryland law described herein, and to the Articles of Incorporation and Bylaws of the Company (and any amendments or supplements thereto) which are filed as exhibits to (or incorporated by reference in) the Registration Statement of which this Prospectus is a part.

GENERAL

     The Articles of Incorporation of the Company provide that the Company may issue up to 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. As of October 31, 1996, (i) 10,924,750 shares of Common Stock were issued and outstanding, (ii) 1,000,000 shares of Common Stock were reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan, (iii) 500,000 shares of Common Stock were reserved for issuance under the Company's 1994 Stock Incentive Plan, (iv) 150,000 shares of Common Stock were reserved for issuance under the 1994 Directors Plan, and (v) 2,165,147 shares of Common Stock were reserved for issuance upon the conversion of units of Partnership interest ("Units") into Common Stock (each Unit is convertible into one share of Common Stock at the Unitholder's election). As of October 31, 1996, no shares of Preferred Stock were issued and outstanding.

COMMON STOCK

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or upon the exercise of Warrants issued by the Company. The Common Stock is listed on the New York Stock Exchange under the symbol "SSI." ChaseMellon Shareholder Services is the Company's registrar and transfer agent for the Common Stock.

     All shares of Common Stock offered hereby will, when issued, be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares of capital stock and to the provisions of the Company's Articles of Incorporation regarding owning shares in excess of the Ownership Limit (discussed below), holders of Common Stock will be entitled to receive dividends on such Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to continue its practice of paying regular quarterly dividends to the holders of its Common Stock.

     Holders of the Company's Common Stock can elect to participate in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan") and have all or part of their dividends reinvested in additional shares of Common Stock. Participants in the Plan can also purchase additional shares of Common Stock with cash (subject to certain limitations). The terms of the Plan are described in a separate prospectus which may be obtained by calling the Plan administrator, Mellon Bank, N.A., at (888) 261-6776.

     Subject to the provisions of the Articles of Incorporation regarding owning shares in excess of the Ownership Limit, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of stock, the holders of such shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares, if any, will not be able to elect any directors.

     Holders of Common Stock have no conversion, sinking fund, redemption rights or any preemptive rights to subscribe for any securities of the Company, nor do they have any preference, appraisal or exchange rights.

PREFERRED STOCK

     As of the date of this Prospectus, no shares of Preferred Stock are outstanding. Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation, the Board of Directors is authorized to issue, from the 10,000,000 authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company or other transaction in which holders of shares of Common Stock might receive a premium for such shares over the market price.

  Terms

     Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. In addition, the terms of any class or series of Preferred Stock which may be issued will be set forth in articles supplementary to the Company's Articles of Incorporation which will be filed with the Maryland Department of Assessments and Taxation and as an exhibit to (or incorporated by reference in) the Registration Statement of which this Prospectus is a part. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

     The preferences and other terms of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (6) The provision for redemption, if applicable, of such Preferred Stock;

          (7) Any listing of such Preferred Stock on any securities exchange;

          (8) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (9) A discussion of any material Federal income tax considerations applicable to such Preferred Stock (in addition to those discussed herein);

        (10) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

        (11) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

        (12) Any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

        (13) Any voting rights of such Preferred Stock; and

        (14) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

  Registrar and Transfer Agent

     The registrar and transfer agent for the Preferred Stock will be set forth on the applicable Prospectus Supplement.

CLASSIFICATION OR RECLASSIFICATION OF COMMON STOCK OR PREFERRED STOCK

     Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation, the Board of Directors is authorized to reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including other classes or series of Common Stock or Preferred Stock, to establish the number of shares in each class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series. The rights, preferences, privileges and restrictions of such class or series will be fixed by articles supplementary to the Company's Articles of Incorporation relating to such class or series. A Prospectus Supplement will specify the terms of such class or series.

RESTRICTIONS ON OWNERSHIP OF COMMON STOCK OR PREFERRED STOCK

     The following is a description of the restrictions on ownership of the Common Stock and Preferred Stock. There may be additional provisions that further restrict ownership and transfer, which will be described in the applicable Prospectus Supplement. Such description will be qualified in its entirety by any supplements to the Articles of Incorporation or Bylaws filed as an exhibit to (or incorporated by reference in) the Registration Statement of which this Prospectus is a part.

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations -- Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Partnership from the Lessee would not qualify as rents from real property, which would result in loss of REIT status for the Company, if the Company were at any time to own, directly or constructively, 10% or more of the ownership interests in the Lessee within the meaning of Section 856(d)(2)(B) of the Code. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests."

     Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Articles of Incorporation, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% of the lesser in value of the total number or value of the outstanding shares of Common Stock or the outstanding shares of Preferred Stock (the "Ownership Limit"). The constructive ownership rules of the Code are complex and may cause shares owned actually or constructively by two or more related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of Common Stock or 9.8% of the shares of Preferred Stock (or the acquisition of an interest in an entity which owns the shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding shares of Common Stock or 9.8% of the outstanding shares of Preferred Stock, and thus subject such shares to the Ownership Limit provisions of the Articles of Incorporation. The Ownership Limit also prohibits any transfer of Common or Preferred Stock that would (i) result in the Common and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code. Except as otherwise provided below, any such acquisition or transfer of the Company's capital stock (including any constructive acquisition or transfer of ownership) shall be null and void, and the intended transferee or owner will acquire no rights to, or economic interests in, the shares.

     Subject to certain exceptions described below, any purported transfer of Common or Preferred Stock that would (i) result in any person owning, directly or indirectly, Common or Preferred Stock in excess of the Ownership Limit, (ii) result in the Common and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10.0% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common or Preferred Stock. The record holder of the Common or Preferred Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Common or Preferred Stock to the Share Trust for designation in the name of the Share Trustee. The Share Trustee will be designated by the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

     Shares-in-Trust will remain issued and outstanding Common or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) that the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common or Preferred Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the market price (based on a five day trading average) per share on the date of such transfer) and (ii) the price per share received by the Share Trustee from the sale or other disposition of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (ii) the market price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     Any person who acquires or attempts to acquire Common or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common or Preferred Stock that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event and
(ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common and Preferred Stock must within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares of Common and Preferred Stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

     The Ownership Limit generally will not apply to the acquisition of shares of Common or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limit under certain circumstances. The foregoing restrictions will continue to apply until the Board of Directors, with the approval of the holders of at least two-thirds of the outstanding shares of all votes entitled to vote on such matter at a regular or special meeting of the stockholders of the Company, determines to terminate its status as a REIT.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to remove any ownership concentration limitation. Any change of the Ownership Limit would require an amendment to the Articles of Incorporation. Such amendment requires the affirmative vote of holders holding at least two-thirds of the outstanding shares entitled to vote on the matter. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of delaying, deferring, discouraging or preventing an acquisition of control of the Company without the approval of the Board of Directors.

     Any certificates representing shares of Common or Preferred Stock will bear a legend referring to the restrictions described above.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants outstanding (other than options issued under the Company's 1994 Stock Incentive Plan and 1994 Directors Plan). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Common Stock or Preferred Stock, if any, with which such Warrants are issued and the number of such Warrants issued with the Common Stock or Preferred Stock; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain Federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
             OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The following summary of certain provisions of Maryland law and of the Articles of Incorporation and Bylaws of the Company does not purport to be complete and is qualified in its entirety by reference to Maryland law and the Articles of Incorporation and Bylaws of the Company (and any amendments and supplements thereto) which are filed as exhibits to or incorporated by reference in the Registration Statement of which this Prospectus is a part.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The provisions in the Articles of Incorporation regarding the Ownership Limit and the classification of the Board of Directors, the business combination provisions of the MGCL, the control shares acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of delaying, deferring, discouraging or preventing a transaction or a change of control of the Company in which holders of some, or a majority, of the capital stock of the Company might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest. Certain significant provisions which might have this effect are described below.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than three nor more than nine. The directors may increase the number of directors by a vote of a least 80% of the members of the Board of Directors, provided that the number of directors shall never be less than the number required by Maryland law and that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any vacancy will be filled, including a vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

     Pursuant to the Articles of Incorporation the Board of Directors will be divided into three classes of directors. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Stockholders will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock present in person or by proxy at such meeting will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

REMOVAL OF DIRECTORS

     The Articles of Incorporation provide that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, could preclude stockholders from removing incumbent directors except upon the existence of a substantial affirmative vote and by filling the vacancies created by such removal with their own nominees upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Articles of Incorporation and Bylaws limit the liability of the Company's directors and officers for money damages to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for monetary damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) to the extent that a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action, as adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

     The Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. The Company's Articles of Incorporation and Bylaws also permit the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The Maryland General Corporation Law (the "MGCL") generally permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Company. Indemnification under the provisions of the MGCL is not deemed exclusive to any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Articles of Incorporation or Bylaws, or under resolutions of stockholders or directors, contract or otherwise. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of such corporation's shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding voting shares of such corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors has exempted from these provisions of the MGCL any business combination with certain officers and directors of the Company, and all present or future affiliates or associates of, or any other person acting in concert or as a group with, any of the foregoing persons and any other business combination which may arise in connection with the Company formation transactions generally.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common Stock or Preferred Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The Articles of Incorporation may only be amended by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter, except that any proposal (i) to permit cumulative voting in the election of directors, (ii) to alter provisions of the Articles of Incorporation requiring a majority of the directors to be independent directors or provisions of the Articles of Incorporation relative to the classification of the Company's Board of Directors into three classes, removal of directors, preemptive rights, indemnification of corporate agents and limitation of liability of officers and directors, or (iii) that would terminate the Company's status as a REIT for tax purposes, may not be amended, altered, changed or repealed without the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter. Subject to the right of the Company's stockholders to adopt, alter or repeal the Bylaws, the Bylaws may be amended by the Board of Directors, except for provisions of the Bylaws relating to the sale of certain hotels and transactions involving the Company in which an advisor, director or officer has an interest, which may be altered or repealed only upon the vote of stockholders holding at least two-thirds of the outstanding shares of stock entitled to vote generally in the election of directors.

DISSOLUTION OF THE COMPANY

     Pursuant to the Articles of Incorporation, the dissolution of the Company must be approved and advised by the Board of Directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

OPERATIONS

     The Company is generally prohibited from engaging in certain activities, including incurring consolidated indebtedness, in the aggregate, in excess of 50% of the Company's investment in hotels at cost, and acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Stock or Preferred Stock. The discussion contained herein does not address all aspects of taxation that may be relevant to particular holders of the Common Stock or Preferred Stock in light of their personal investment or tax circumstances, or to certain types of holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The statements in this discussion as to tax consequences expressed herein are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK OR PREFERRED STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its taxable year ended on December 31, 1995. The Company has previously received an opinion of its counsel, Brobeck, Phleger & Harrison LLP, that, commencing with the inception of the Company's taxable year ended December 31, 1995, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and that its organization and contemplated method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code in 1996 and subsequent years. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that counsel's opinion was based on various assumptions and was conditioned upon the accuracy of certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties and income during 1995 and subsequently and the future conduct of its business. Moreover, qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and share ownership, the various qualification tests imposed under the Code discussed below. Counsel will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for 1996 and subsequent taxable years will satisfy all of the requirements for qualification as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

     Assuming the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its stockholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Furthermore, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then the Company would be taxable to the extent of such asset's "built-in-gain."

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Company's Articles of Incorporation provide for restrictions regarding transfer of the Company's stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above. See "Description of Common Stock and Preferred Stock -- Restrictions on Ownership of Common Stock or Preferred Stock."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT as in the partnership for purposes of Section 856 of the Code, including satisfying the gross income and asset tests, described below. Thus, assuming the Partnership is classified as a partnership rather than as a corporation for tax purposes, the Company's proportionate share of the assets, liabilities and items of income of the Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

  Income Tests

     In order for the Company to maintain its qualification as a REIT, there are three requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more that 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The specific application of these tests to the Company is discussed below.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

     Pursuant to percentage leases (the "Percentage Leases"), Sunstone Hotel Properties, Inc., a Colorado corporation (the "Lessee") has leased from the Partnership the land, buildings, improvements, furnishings and equipment comprising the hotels for a 10-year period. The Percentage Leases provide that the Lessee is obligated to pay to the Partnership (i) the greater of base rent ("Base Rent") or percentage rent ("Percentage Rent," and with Base Rent, collectively, the "Rents") and (ii) certain other additional charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the room revenues for each of the hotels in excess of certain levels. Both the Base Rent and the threshold room revenue amount in each Percentage Rent formula will be adjusted for inflation. The adjustment will be calculated at the beginning of each calendar year based on the change in the CPI during the prior calendar year. The Base Rent accrues and is required to be paid monthly and the Percentage Rent (if any) accrues and is required to be paid quarterly. In order for the Base Rent, the Percentage Rent and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement.

     The Company has previously received an opinion of its counsel, Brobeck, Phleger & Harrison LLP, that the Percentage Leases will be treated as true leases for federal income tax purposes. Such opinion was based, in part, on the following facts, as well as representations of the Company described below: (i) the Partnership and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements,
(ii) the Lessee will have the right to exclusive possession and use and quiet enjoyment of the hotels during the term of the Percentage Leases, (iii) the Lessee will bear the cost of, and be responsible for, day-to-day maintenance and repair of the hotels, other than the cost of certain capital expenditures and will dictate how the hotels are operated, maintained and improved, (iv) the Lessee will bear all of the costs and expenses of operating the hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real and personal property taxes, insurance (other than workers' compensation insurance) and the cost of repairing, replacing or refurbishing furniture, fixtures and equipment, to the extent such costs do not exceed the amounts to be made available to the Lessee for such costs by the Partnership under each Percentage Lease), (v) the Lessee will benefit from any savings in the costs of operating the hotels during the term of the Percentage Leases, (vi) in the event of damage or destruction to a hotel, the Lessee will be at economic risk because it will be obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds or (B) to purchase the hotel for an amount generally equal to the fair market value of the Property, less any insurance proceeds, (vii) the Lessee will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the Lessee's use, management, maintenance or repair of the hotels, and (viii) the Lessee will be obligated to pay substantial fixed rent for the period of use of the hotels, and (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the hotels.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Counsel's opinion regarding the Percentage Leases is not binding on the Service or the courts. Thus, there can be no assurance that the Service will not assert successfully a contrary position. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the Lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     As stated above, in order for the Rents to constitute "rents from real property," the Rents attributable to personal property leased in connection with the lease of the real properties comprising a hotel must not be greater than 15% of the Rents received under the Percentage Lease. The portion of the Rents attributable to the personal property in a hotel is the amount that bears the same ratio to total Rent for the taxable year as the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to each hotel, the Company has determined that the adjusted tax bases of the personal property in such hotel has, at all times while the Partnership has owned such hotel, been less than 15% of the adjusted tax bases of both the real and personal property comprising such hotel. The Partnership has represented that in no event will it acquire additional personal property for any hotel to the extent that such acquisition would cause the adjusted tax bases of such personal property to exceed 15% of the total adjusted tax bases of the real and personal property comprising such hotel. There can be no firm assurance, however, that the Company will not fail the 15% adjusted basis ratio test described above as to one or more of the Percentage Leases, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

     Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above). In the event that any of the foregoing representations of the Company are inaccurate, the Company could fail or cease to qualify as a REIT.

     A third requirement for qualification of the Rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of the Lessee. The constructive ownership rules generally provide that, if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares of the Lessee owned, directly or indirectly, by or for such person. The Company has represented that it has not and will not at any time directly or indirectly own any stock of the Lessee. However, because Robert A. Alter is currently the sole stockholder of the Lessee, the Company would be deemed to own all of the stock of the Lessee if Mr. Alter at any time owns, directly, indirectly or constructively, 10% or more of the shares of Common Stock. The Partnership Agreement provides that a redeeming Limited Partner will receive cash, rather than shares of Common Stock, at the election of the Company or if the acquisition of shares of Common Stock by such partner would result in such partner or any other person owning, directly or constructively, more than 9.8% of the Company for purposes of the Related Party Tenant rule. Thus, Mr. Alter will never be entitled to acquire a 10% interest in the Company, and the Company should never own, directly or constructively, 10% of more of the Lessee. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not rent any property to a Related Party Tenant.

     A fourth requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the Lessee (or tenants of the hotels), or manage or operate the hotels or any leased properties, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because neither the Company nor the Partnership will be performing any services other than customary ones for the Lessee. The Company has also represented that, with respect to other hotels that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property and will not be managing or operating the hotels or such other hotels. As described above, if the Percentage Leases are recharacterized as service contracts or partnership agreements, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render nonqualifying services to the occupants of the hotels and to manage or operate the hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     If the Rents do not qualify as "rents from real property" because the rents attributable to personal property exceed 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. The Company would lose its REIT status in this event only if the Rents attributable to personal property (plus any other nonqualifying income) during a taxable year exceed 5% of the Company's gross income during the year. If, however, the Rents do not qualify as "rents from real property" because either
(i) the Percentage Rent is considered based on income or profits of the Lessee,
(ii) the Company owns, directly or constructively, 10% or more of the Lessee, or
(iii) the Company furnishes noncustomary services to the tenants of the hotels, or manages or operates the hotels, other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

     In addition to the Rents, the Lessee is required to pay to the Partnership the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts paid by the Partnership to third parties that the Lessee is obligated to bear or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." To the extent, however, that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional

Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company and the Partnership believe that no asset owned by the Company or the Partnership will be held for sale to customers in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" will depend, however, on the facts and circumstances from time to time. The Company and the Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     If the Lessee defaults on its obligations under a Percentage Lease for a hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a qualifying replacement lessee for such hotel within 90 days of such termination, gross income from hotel operations conducted by the Company from such hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "Federal Income Tax Considerations -- Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed with respect to the amount by which it fails the 75% or 95% gross income tests. No such relief is available for violations of the 30% income test.

  Asset Tests

     The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through share or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the stock of a qualified REIT subsidiary).

     For purposes of the asset requirements, the Company will be deemed to own its proportionate share of the assets of the Partnership, rather than its partnership interest in the Partnership, assuming that the Partnership is treated as a partnership and not as a corporation for tax purposes. The Company has represented that at all times since the commencement of its taxable year ended December 31, 1995, (i) at least 75% of the value of its total assets were represented by assets qualifying under the 75% asset test, and (ii) it has not owned any securities that do not satisfy the 75% asset test. The Company has represented that it has not and will not acquire or dispose, or cause the Partnership to acquire or dispose, of assets during 1995, 1996 or in later years in a way that would cause it to violate the asset tests for REIT status.

  Distribution Requirements

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income"(computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. For its taxable year ended December 31, 1995, the Company made distributions sufficient to satisfy the foregoing distribution requirements. The Company intends in the future to make timely distributions sufficient to satisfy all annual distribution requirements. However, there can be no assurance that the Company will at all times have sufficient available cash to satisfy such distribution requirements.

  Recordkeeping Requirement

     Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, the Company must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding shares. The Company has represented that it complied with these requirements on a timely basis for its taxable year ended December 31, 1995 and intends to comply with such requirements in the future. Counsel will not monitor such compliance by the Company.

  Anti-Abuse Regulations

     The United States Treasury Department recently issued Treasury Regulations that authorize the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate (the "Anti-Abuse Regulations"). The Anti-Abuse Regulations would apply where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions of the Code. Counsel believes that the Anti-Abuse Regulations will not have any adverse impact on the Company's ability to qualify as a REIT. However, because the Anti-Abuse Regulations are extremely broad in scope and would be applied based on an analysis of all of the facts and circumstances, counsel can give no assurance that the Service will not successfully apply the Anti-Abuse Regulations to the Company.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the

Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE STOCKHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his shares of Common Stock or Preferred Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock or Preferred Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock or Preferred Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares of Common Stock or Preferred Stock have been held for one year or less) assuming the shares of Common Stock or Preferred Stock are capital assets in the hands of the stockholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock or Preferred Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Company and gain from the disposition of shares of Common Stock or Preferred Stock generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF THE COMMON STOCK OR PREFERRED
STOCK

     In general, any gain or loss realized upon a taxable disposition of the Common Stock or Preferred Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares of Common Stock or Preferred Stock have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares of Common Stock or Preferred Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the shares of Common Stock or Preferred Stock may be disallowed if the shares of Common Stock or Preferred Stock are purchased within 30 days before or after the disposition.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will generally report to its stockholders and the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Thus, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively own more than 50% of the value of the Company's shares.

     While an investment in the Company by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any UBTI that does arise from such an investment will be combined with all other UBTI of the Exempt Organization for a taxable year. Any net UBTI will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. Neither the Company, the Board of Directors, nor any of their Affiliates expects to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Offered Securities.

OTHER TAX CONSEQUENCES

  State or Local Taxes

     The Company, the Partnership, or the Company's stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

  Dividend Reinvestment Program

     Under the Company's Dividend Reinvestment and Stock Purchase Plan, stockholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating stockholders and will retain the character and tax effect applicable to distributions from the Company generally. See "Federal Income Tax Considerations -- Taxation of Stockholders." Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to the gross amount of the deemed distribution.

TAX ASPECTS OF THE PARTNERSHIP

  Classification as a Partnership

     The Company will be entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as association taxable as a corporation. The Company has received an opinion of its counsel, Brobeck, Phleger & Harrison LLP, that the Partnership will be treated as a partnership for Federal income tax purposes. This opinion was based on the provisions of the Partnership Agreement and certain factual representations of the Company and the Partnership. No assurance can be given that the Service will not challenge the status of the Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Partnership would be treated as a corporation for federal income tax purposes.

     Under Section 7704 of the Code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" (except in situations in which 90% or more of the partnership's gross income is of a specified type). A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). While the Partnership Units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the partners to dispose of their Units.

     The Treasury Department has issued regulations (the "PTP Regulations") governing the classification of partnerships under Section 7704. These regulations provide that the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited "safe harbors" which preclude publicly traded partnership status. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933 (the "1933 Act"), and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership for this purpose, a person owning an interest in a flowthrough entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (x) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (y) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. Furthermore, pursuant to Notice 88-75 issued by the Internal Revenue Service, through the year 2005, an existing partnership may qualify for non-publicly traded status if it has less than 500 partners (looking through to the ultimate owners in the case of flow-through entities), does not issue any Units registered under the 1933 Act and does not enter into a substantial new line of business.

     The Partnership currently has less than 100 actual partners and less than 500 partners calculated on a "lookthrough" basis. The Partnership has not issued any Units required to be registered under the 1933 Act. Thus, the Partnership presently qualifies for the safe harbors provided in Notice 88-75 and the PTP Regulations. However, there is no assurance that the Partnership will at all times in the future be able to avoid treatment as a publicly traded partnership.

     Even if the Partnership were ever to be classified as a publicly traded partnership, it would nevertheless be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of its gross income in each taxable year (commencing with the year in which it is treated as a publicly traded partnership) consists of "qualifying income" within the meaning of Section 7704(c)(2) of the Code (including interest, dividends, "real property rents" and gains from the disposition of real property). The Partnership has represented that, if in any taxable year the Partnership falls outside of an applicable safe harbor from publicly traded partnership status, it will satisfy the gross income test set forth in Section 7704(c)(2) of the Code in that taxable year and each subsequent taxable year. Among other things, this will require that the President of the Company, Mr. Robert A. Alter (or any other shareholder of the Lessee who owns at least 10% of the stock of the Lessee) own less than a 5% interest in the Partnership in the particular taxable year. Mr. Alter currently owns more than a 5% interest in the Partnership, but anticipates a reduction to less than 5% by reason of the Offering. Counsel's opinion as to the classification of the Partnership is based on an assumption that the Partnership will either (i) continue to fall within a safe harbor from publicly traded partnership status, or (ii) if the Partnership is ever treated as a publicly traded partnership, it will satisfy the qualifying income test of Section 7704(c)(2) of the Code in the taxable year in which such treatment commences and all years thereafter.

     If for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. Thus the Company would be subject to tax as a regular corporation and would not receive a deduction for dividends paid to its stockholders. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests" and "Requirements for Qualification -- Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

     The following discussion assumes that the Partnership will be treated as a partnership for federal income tax purposes.

  Income Taxation of the Partnership and Its Partners

     Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of the Partnership's income, gains, losses, deductions, and credits for any taxable year of the Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Company has received an opinion of its counsel, Brobeck, Phleger & Harrison LLP, that the Partnership's allocations of taxable income and loss comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties.  Pursuant to
Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code and outlining certain reasonable allocation methods.

     Under the Partnership Agreement, depreciation or amortization deductions of the Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under Code Section 704(c) to use a method for allocating tax depreciation deductions attributable to contributed properties that results in the Company receiving a disproportionately large share of such deductions. In addition, gain on sale of a hotel will be specially allocated to the Limited Partners (other than the Company as a Limited Partner) to the extent of any "built-in" gain with respect to such hotel for federal income tax purposes.

     Basis in Partnership Interest. The Company's adjusted tax basis in its Partnership interest in the Partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Partnership's loss and (B) the amount of cash distributed to the Company (including deemed distributions as a result of reductions in the Company's allocable share of indebtedness of the Partnership).

     Treatment of Partnership Distributions. Partnership distributions to the Company will not generally constitute taxable distributions. However, to the extent that partnership distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis in its Partnership interest, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as capital gain.

     Sale of the Partnership's Property. Generally, any taxable gain realized by the Partnership on the sale of property by the Partnership held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any taxable gain recognized by the Partnership on the disposition of any other hotels originally contributed to the Partnership by the Limited Partners other than the Company will be allocated first to the Limited Partners (other than the Company as a Limited Partner) under Section 704(c) of the Code to the extent of their "built-in gain" on those hotels for federal income tax purposes. The Limited Partners' "built-in gain" on such hotels sold will equal the excess of the Limited Partners' proportionate share of the book value of those hotels over the Limited Partners' tax basis allocable to those hotels at the time of the sale. Any remaining taxable gain recognized by the Partnership on the disposition of the hotels will generally be allocated among the partners in accordance with their respective percentage interests in the Partnership.

     The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax
Considerations -- Requirements for Qualification -- Income Tests." Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations -- Requirements For Qualification -- Income Tests" above. The Company, however, does not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company.

     Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any other series of Preferred Stock and any series of Warrants on any exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company, as the case may be. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company, as the case may be, shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company or the Partnership in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Newport Beach, California. Brobeck, Phleger & Harrison LLP will rely on the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

     The following financial statements have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference: (1) the consolidated financial statements of Sunstone Hotel Investors, Inc. as of December 31, 1995 and 1994, and for the period August 16, 1995 (inception) through December 31, 1995, and the combined financial statements of Sunstone Initial Hotels (Predecessor) as of December 31, 1994, and for the period January 1, 1995 through August 15, 1995, and for the years ended December 31, 1994 and 1993, the financial statements of Sunstone Hotel Properties, Inc. (the Lessee) as of December 31, 1995 and for the period August 16, 1995 (inception) through December 31, 1995, all appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995;
(2) the combined financial statements of The Cypress Inns, Acquisition Hotels as of December 31, 1995 and 1994 and for each of the years then ended, appearing in the Company's Current Report (Form 8-K/A) filed April 19, 1996; and (3) the financial statements of Renton Joint Venture as of December 31, 1995 and for the year then ended, and the combined financial statements of Bay City Hospitality, Inc. and Price Hospitality, Inc. as of October 31, 1995 and for the year then ended, appearing in the Company's Prospectus filed pursuant to Rule 424(b)(4) on August 8, 1996 (which were in turn incorporated by reference into the Company's Current Reports (Form 8-K and 8-K/A) filed August 28, 1996). Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION WITH RESPECT TO THOSE SECURITIES TO WHICH IT RELATES TO ANY PERSONS IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN AT ITS DATE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Information
  by Reference........................     2
The Company...........................     3
Use of Proceeds.......................     3
Description of Common Stock and
  Preferred Stock.....................     4
Description of Warrants...............     8
Certain Provisions of Maryland Law and
  of the Company's Articles of
  Incorporation and Bylaws............     9
Federal Income Tax Considerations.....    12
Plan of Distribution..................    24
Legal Matters.........................    25
Experts...............................    25

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                  $200,000,000

                        SUNSTONE HOTEL INVESTORS, INC.
                                    [LOGO]

                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS

                               -----------------

                                   PROSPECTUS
                               -----------------

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the offering are as follows:

                                                                               AMOUNT PAID
                                                                                  OR TO
                                                                                 BE PAID
                                                                               -----------
    SEC Registration fee.....................................................   $  60,606
    New York Stock Exchange listing fees.....................................      30,000
    Legal fees and expenses..................................................     200,000
    Accounting fees and expenses.............................................     200,000
    Blue sky fees and expenses...............................................      30,000
    Transfer Agent and Registrar fees........................................      20,000
    Printing and engraving fees..............................................     150,000
    Miscellaneous............................................................      25,000
                                                                                 --------
              Total..........................................................   $ 715,606
                                                                                 ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 2-418 of the Maryland General Corporation Law (the "MGCL") empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The MGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

     The Company's Articles of Incorporation provide for indemnification of the officers and directors of the Company substantially identical in scope to that permitted under Section 2-418 of the MGCL. The Bylaws of the Company also provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the Company,

     The Company has entered into indemnification agreements with each of its directors and executive officers. In addition, the Company maintains a directors' and officers' liability policy.

     The Company's Charter limits the liability of the Company's directors and officers for money damages to the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

ITEM 16. EXHIBITS

EXHIBIT
  NO.                                          DESCRIPTION
-------   -------------------------------------------------------------------------------------
   1.1    Form of Underwriting Agreement.*
   3.1    Amended Articles of Incorporation of the Company, as further amended by the Articles of Amendment of the Company, as filed with the State Department of Assessments and
          Taxation of Maryland on November 9, 1994, filed as Exhibit 3.1 to the Company's
          Registration Statement No. 33-84346 and incorporated herein by this reference.
   3.2    Bylaws of the Company, as currently in effect, filed as Exhibit 3.2 to the Company's
          Registration Statement No. 33-84346 and incorporated herein by this reference.
   3.3    Articles of Amendment of the Company, as filed with the State Department of
          Assessments and Taxation of Maryland on June 19, 1995, filed as Exhibit 3.3 to the
          Company's Registration Statement No. 33-84346 and incorporated herein by this reference.
   4.1    Form of Certificate of Articles Supplementary designating Preferred Stock.*
   4.2    Form of Warrant Agreement.*
   5.1    Opinion of Brobeck, Phleger & Harrison LLP as to legality of shares being registered.
   5.2    Opinion of Ballard Spahr Andrews & Ingersoll as to Maryland law.
   8.1    Opinion of Brobeck, Phleger & Harrison LLP as to tax matters.*
  23.1    Consent of Coopers & Lybrand L.L.P.
  23.2    Consent of Ballard Spahr Andrews & Ingersoll (Included in Exhibit 5.2).
  23.3    Consent of Brobeck, Phleger & Harrison LLP (Included in Exhibit 5.1 and 8.1).
  24.1    Power of Attorney (included in signature page).

---------------
* To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

             Provided, however, that paragraphs (i) and (ii) do not apply if the information is required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby further undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on November 26, 1996.

                                          SUNSTONE HOTEL INVESTORS, INC.

                                          By:      /s/  ROBERT A. ALTER

                                            ------------------------------------
                                                      Robert A. Alter
                                            President, Chief Financial Officer,
                                                          Secretary
                                                and Chairman of the Board of
                                                          Directors

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of Sunstone Hotel Investors, Inc., a Maryland corporation, do hereby constitute and appoint Robert A. Alter and Charles L. Biederman and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               SIGNATURE                               TITLE                        DATE
----------------------------------------  -------------------------------    ------------------
             /s/  ROBERT A. ALTER         President, Chief Financial         November 26, 1996
----------------------------------------  Officer, Secretary and Chairman
            Robert A. Alter               of the Board of Directors
                                          (Principal Executive, Financial
                                          and Accounting Officer)
         /s/  CHARLES L. BIEDERMAN        Executive Vice President and       November 26, 1996
----------------------------------------  Director
          Charles L. Biederman

               SIGNATURE                               TITLE                        DATE
----------------------------------------  -------------------------------    ------------------
               /s/  DAVID LAMBERT         Director                           November 26, 1996
----------------------------------------
             David Lambert
          /s/  H. RAYMOND BINGHAM         Director                           November 26, 1996
----------------------------------------
           H. Raymond Bingham
             /s/  FREDRIC H. GOULD        Director                           November 26, 1996
----------------------------------------
            Fredric H. Gould
           /s/  EDWARD H. SONDKER         Director                           November 26, 1996
----------------------------------------
           Edward H. Sondker

                                 EXHIBIT INDEX

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                    DESCRIPTION                                      PAGE
-------   --------------------------------------------------------------------------  ------------
   1.1    Form of Underwriting Agreement.*..........................................
   3.1    Amended Articles of Incorporation of the Company, as further amended by the Articles of Amendment of the Company, as filed with the State
          Department of Assessments and Taxation of Maryland on November 9, 1994,
          filed as Exhibit 3.1 to the Company's Registration Statement No. 33-84346
          and incorporated herein by this reference. ...............................
   3.2    Bylaws of the Company, as currently in effect, filed as Exhibit 3.2 to the
          Company's Registration Statement No. 33-84346 and incorporated herein by this reference. ..........................................................
   3.3    Articles of Amendment of the Company, as filed with the State Department of Assessments and Taxation of Maryland on June 19, 1995, filed as Exhibit
          3.3 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference. ................................................
   4.1    Form of Certificate of Articles Supplementary designating Preferred
          Stock.* ..................................................................
   4.2    Form of Warrant Agreement.* ..............................................
   5.1    Opinion of Brobeck, Phleger & Harrison LLP as to legality of shares being registered. ..............................................................
   5.2    Opinion of Ballard Spahr Andrews & Ingersoll as to Maryland law. .........
   8.1    Opinion of Brobeck, Phleger & Harrison LLP as to tax matters.* ...........
  23.1    Consent of Coopers & Lybrand L.L.P. ......................................
  23.2    Consent of Ballard Spahr Andrews & Ingersoll (Included in Exhibit
          5.2). ....................................................................
  23.3    Consent of Brobeck, Phleger & Harrison LLP (Included in Exhibit 5.1 and
          8.1). ....................................................................
  24.1    Power of Attorney (included in signature page). ..........................

---------------
* To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.